Exhibit 8.1

[LETTERHEAD OF GOODWIN PROCTER LLP]

March 28, 2013

Cole Credit Property Trust II, Inc.

2325 East Camelback Road, Suite 1100

Phoenix, Arizona 85016

Ladies and Gentlemen:

This opinion is delivered to you in connection with the prospectus included as part of the registration statement on Form S-4 (Registration No. 333-187122) filed with the Securities and Exchange Commission in respect of the Merger (the “Registration Statement”). Reference is hereby made to the Merger Agreement dated January 22, 2013, by and among Spirit Realty Capital, Inc. (“Spirit”), Spirit Realty, L.P., Cole Credit Property Trust II, Inc. (“Company”), and Cole Operating Partnership II, L.P. (“Merger Agreement”),1 pursuant to which Spirit will be merged with and into Company with Company surviving (the “Merger”). This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement, the Registration Statement, and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations, warranties and covenants made by Spirit and Company in the Merger Agreement and in representation letters as of the date hereof and provided to us on the date hereof in connection with our preparation of this opinion, which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are, and always have been, true, correct and complete, that such statements, representations and warranties will be true, correct and complete as of the Company Merger Effective Time, that no actions that are inconsistent with such statements, representations, warranties and covenants will be taken, and that all representations, statements and warranties qualified as to knowledge or belief or otherwise are and will be true, correct and complete as if made without such qualification.

We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, this opinion is based on the assumption that (i) the Merger will be consummated in

[1]	Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Cole Credit Property Trust II, Inc.

March 28, 2013

accordance with the Merger Agreement, (ii) the Merger will qualify as a merger under the applicable laws of Maryland, (iii) each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder, and (iv) the Merger Agreement is valid and binding in accordance with its terms.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties, covenants, agreements or assumptions, or any change after the date hereof in applicable law, could adversely affect our opinion. In particular, the failure of any of the aforementioned statements, representations, warranties, covenants, agreements or assumptions to be true as of the Company Merger Effective Time could cause the opinion set forth below to be invalid. Similarly, any change in applicable law between the date hereof and the Company Merger Effective Time could also cause the opinion set forth below to be invalid. No ruling has been or will be sought from the Internal Revenue Service by any party to the Merger Agreement as to the United States federal income tax consequences of any aspect of the Merger.

Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion that the Merger, when effective, will constitute a reorganization within the meaning of Section 368(a) of the Code as in effect on the date hereof.

We express no opinion herein other than the opinion expressly set forth above. No opinion is expressed as to the tax consequences of any transaction under foreign, state or local tax law. Our opinion is not binding on the Internal Revenue Service, and the Internal Revenue Service, or a court of law, may disagree with the opinion contained herein. The discussion and conclusion set forth above are based upon the provisions of the Code, the Treasury Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes in applicable law after the date hereof that may affect our opinion, including any changes in applicable law that could be implemented between the date hereof and the Company Merger Effective Time.

This opinion is being furnished solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP